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                                                                    Exhibit 12.1


                         Tekni-Plex, Inc. and Subsidiary
                              Computation of Ratios
                       Ratio of Earnings to Fixed Charges

                                                                                                       For the Nine
                                                             For the Years Ended                       Months Ended
                                          -------------------------------------------------------      ------------
                                           June 27,    July 3,    July 2,    June 30,    June 29,   March 30,   March 29,
                                            1997        1998       1999        2000        2001       2001        2002
                                            ----        ----       ----        ----        ----       ----        ----
Net income (loss) ......................  $(12,238)   $  8,669   $ 14,997   $(20,968)   $(18,994)   $(19,348)   $ (7,081)

Income tax provision (benefit) .........     4,675       9,112     14,150     14,436      (7,069)    (15,345)     (3,820)

Interest ...............................     8,268      20,182     40,769     38,447      76,569      57,686      53,389

Unrealized loss on derivative contracts         --          --         --         --      13,891      14,293       3,675

Extraordinary item .....................    20,666          --         --     35,374          --

Earnings before fixed charges ..........    21,371      37,963     69,916     67,289      64,397      37,286      46,163

Fixed charges ..........................     8,268      20,182     40,769     38,447      76,569      57,686      53,389

Ratio of earnings to fixed charges .....       2.6         1.9        1.7        1.8         0.8         0.6         0.9